Exhibit-23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
TTM Technologies, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the Prospectus. Our audit report refers to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” effective January 1, 2006 and Financial Accounting Standards Board Interpretation 48,“Accounting for Uncertainty in Taxes.” effective January 1, 2007.
/s/ KPMG LLP
Salt Lake City, Utah
March 26, 2008